UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Porter Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our shareholders:

You are cordially invited to attend the 2008 annual meeting of shareholders of Porter Bancorp, Inc. The meeting will be held on Thursday, May 22, 2008, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

The enclosed Notice and Proxy Statement contain information about the matters to be voted on at the annual meeting.

We hope you can attend the annual meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card in the envelope provided to ensure your shares are represented and voted at the annual meeting.

We appreciate your interest and investment in Porter Bancorp and look forward to seeing you at the annual meeting.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF PORTER BANCORP, INC.

THURSDAY, MAY 22, 2008

To our shareholders:

Notice is hereby given that the annual meeting of shareholders of Porter Bancorp, Inc. will be held on Thursday, May 22, 2008, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, to consider and act upon the following matters:

1.	To elect seven directors;

2.	To consider a proposed amendment of the Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan; and

3.	To transact such other business as may properly come before the meeting.

The close of business on April 10, 2008 is the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

By order of the Board of Directors,

Maria L. Bouvette
President and CEO

April 17, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending this Proxy Statement and the accompanying proxy card to our shareholders beginning on or about April 17, 2008. These materials are for use at the 2008 Annual Meeting of Porter Bancorp Shareholders which will be held on May 22, 2008, at 9:00 a.m. EDT in the Conference Center on the second floor of our main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223. Our Board of Directors is soliciting proxies to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote?

You are entitled to vote if you were a shareholder of record of Porter Bancorp stock as of the close of business on April 10, 2008. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

What constitutes a quorum and how many shares are outstanding?

A majority of the votes entitled to be cast by the holders of the outstanding shares of Porter Bancorp stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Porter Bancorp Shareholders. On April 10, 2008, there were 7,863,745 shares of Porter Bancorp stock outstanding.

Who is entitled to vote?

Holders of Porter Bancorp stock are entitled to one vote on each matter submitted to a vote of shareholders for each share of Porter Bancorp stock owned on April 10, 2008. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

What am I voting on?

You are voting on the election of seven directors and a proposal to amend the 2006 Non-Employee Directors Stock Ownership Incentive Plan. Our board recommends that you vote your shares “FOR” each of the nominees for the board and “FOR” the amendment to the 2006 Non-Employee Directors Stock Ownership Incentive Plan. We are not aware of any other business to be acted upon at the annual meeting.

How many votes are required for approval?

Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. The proposal to amend the 2006 Non-Employee Directors Stock Ownership Incentive Plan will be approved if the number of votes cast in favor of the proposal is greater than the number opposing it.

How do I vote?

You may vote by proxy or in person at the meeting. To vote by proxy, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided. The Board has designated two individuals to vote the shares represented by proxies solicited by the Board at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies “FOR” the election of all of the director nominees and “FOR” the amendment to the 2006 Non-Employee Directors Stock Ownership Incentive Plan. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

How can I revoke my proxy?

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting or (b) attending the meeting in person and casting a ballot.

How may I obtain Porter Bancorp’s 10-K and other financial information?

A copy of our 2007 Annual Report on Form 10-K, is enclosed. Shareholders and prospective investors may request a free copy of our 2007 Annual Report on Form 10-K by writing to:

C. Bradford Harris

Corporate General Counsel

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

502-499-4800

The Form 10-K is also available at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact C. Bradford Harris, Corporate General Counsel, as described above.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors is comprised of seven directors who serve for a one-year term or until their successors are elected and qualified. Our articles of incorporation and bylaws provide for a board of directors consisting of not less than two nor more than 15 members, with the actual number of directors to be set by the board of directors. The number of directors is currently fixed at seven. The Nominating Committee and the Board of Directors has nominated the following individuals for election as directors: J. Chester Porter, Maria L. Bouvette, David L. Hawkins, W. Glenn Hogan, Michael E. Miller, Sidney L. Monroe and Stephen A. Williams. Each of the nominees is a current member of the Board of Directors.

Neither the Nominating Committee nor the Board of Directors has reason to believe that any nominee for director is unwilling or unable to serve following election. However, if that were to occur, the holders of the proxies solicited hereby will vote for such substitute nominees as the Nominating Committee or the Board of Directors may recommend.

The following table provides biographical information for each nominee and our one other executive officer:

Nominee	Age	Principal Occupation and Other Information	Director Since

J. Chester Porter	67	Mr. Porter is our chairman of the board and general counsel. He also serves as a director of two affiliated banks. Mr. Porter is a partner in the law firm Porter & Associates and has practiced law for over 30 years. Mr. Porter is a member and the chairman of the University of Louisville board of trustees, and chairman of the University of Louisville Foundation Board. He has also served on Campbellsville University’s board of trustees and executive committee since 1985.	1988

Maria L. Bouvette	51	Ms. Bouvette is our president and chief executive officer. She also serves as chief financial officer and a director of two affiliated banks. Ms. Bouvette is a member of the board of trustees of Norton Healthcare, the largest healthcare provider and second largest employer in Louisville, Kentucky. Before joining Porter, Ms. Bouvette served as a manager of Deloitte Haskins & Sells (now Deloitte & Touche). Ms. Bouvette is a certified public accountant and has over 25 years of banking and management experience.	1988

David L. Hawkins	53	Mr. Hawkins is a farmer and private investor. Mr. Hawkins served as president and chief executive officer of Pioneer Bank, Canmer, Kentucky from 1982 until 1994, when it was acquired by us. Before becoming president and chief executive officer of Pioneer Bank, Mr. Hawkins was a partner in Taylor, Polson, Woosley and Hawkins, a public accounting firm in Glasgow, Kentucky. Mr. Hawkins is a certified public accountant and serves as the chairman of our audit committee. Mr. Hawkins has also served as a director of PBI Bank or one of its predecessors since 1994.	2006

W. Glenn Hogan	46	Mr. Hogan is founder, president and chief executive officer of Hogan Real Estate, a full service commercial real estate development company headquartered in Louisville, Kentucky. Hogan Real Estate provides real estate services for retailers, institutional and private property owners and investors. Mr. Hogan has over twenty years of real estate development experience and has developed over five million square feet of retail space in the Midwest and Southeast. Mr. Hogan is a certified commercial investment member and is past president of the Kentucky State CCIM Chapter. Mr. Hogan serves as a member of our compensation and nominating committees.	2006

Michael E. Miller	56	Mr. Miller is a partner and the chief financial officer of The Poe Companies, a commercial real estate development company. Before joining The Poe Companies in January 2007, Mr. Miller served in several positions with Churchill Downs Incorporated, a NASDAQ Global Market listed company that is an owner and operator of thoroughbred race tracks, including as chief financial officer since January 2003. Before joining Churchill Downs, Mr. Miller was chief financial officer of Fender Musical Instruments, a privately held manufacturer and wholesaler of musical instruments. Mr. Miller serves as the chairman of our corporate governance and nominating committee and compensation committee.	2006

Sidney L. Monroe	67	Mr. Monroe is a retired certified public accountant. From 1990 to 2001, Mr. Monroe was a partner in Kent, Gay and Monroe, an audit and consulting services firm that primarily advised small and medium-sized businesses. Before 1990, Mr. Monroe held numerous positions during a 20 year career at Deloitte Haskins & Sells (now Deloitte & Touche), including partner in charge of several offices, including the Louisville office. While at Deloitte, Mr. Monroe was designated as a specialist in the financial institutions field. Mr. Monroe serves as a member of our audit committee.	2006

Stephen A. Williams	57	Mr. Williams is the president and chief executive officer of Norton Healthcare, a not-for-profit integrated healthcare delivery organization that is the largest healthcare provider and third largest employer in Louisville, Kentucky. Norton Healthcare owns and operates four hospitals plus one under construction, 12 immediate care centers, 280 employed medical providers at some 50 locations, and has approximately $1.5 billion in assets. Mr. Williams serves as a member of our audit committee and as the lead independent director.	2006

Other Executive Officers

David B. Pierce	48	Mr. Pierce is our chief financial officer. From 1984 to 1989, Mr. Pierce served as a manager at Coopers & Lybrand (now PricewaterhouseCoopers) where he was responsible for audits of public and private entities including financial institutions. Before 1984, Mr. Pierce was a senior accountant at Deloitte Haskins & Sells (now Deloitte & Touche). Mr. Pierce is a certified public accountant and has over 20 years of banking and management experience. Mr. Pierce also serves as a director of PBI Bank.

C. Bradford Harris	37	Mr. Harris is our executive vice president and corporate general counsel. Mr. Harris joined Porter Bancorp as corporate general counsel in October 2006. Prior to joining Porter Bancorp, Mr. Harris was a member of Frost Brown Todd LLC, where he specialized in banking, securities, mergers and acquisitions and general corporate law. Mr. Harris has over 10 years of banking experience.

WE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE SEVEN NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our board of directors has adopted corporate governance principles that address the role and composition of our board of directors and the functions of our board and the board’s committees. We expect to revise our corporate governance principles from time to time in response to changing regulatory requirements, evolving best practices and concerns expressed by our shareholders and other constituents. Our corporate governance principles are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Controlled Company Status and Director Independence

We are a “controlled company” within the meaning of the NASDAQ corporate governance rules by virtue of the voting control of Mr. Porter and Ms. Bouvette, together owning more than 50% of our sole class of voting stock. A “controlled company” may elect not to comply with the following NASDAQ corporate governance rules:

•	A majority of its board of directors must consist of “independent directors,” as defined by the NASDAQ rules;

•

Decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors;

•

Nominations for election to the board of directors must be made either by a nominating committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or by a majority of the independent directors.

We rely on our controlled company status to have Mr. Porter serve on our nominating and governance committee and to have Ms. Bouvette serve on our compensation committee. The “controlled company” exception does not modify requirements under the Securities Exchange Act of 1934, SEC rules and the NASDAQ corporate governance rules that we have an audit committee comprised of at least three directors, all of whom must be independent as defined by the Exchange Act and the SEC and NASDAQ rules. We anticipate that in the future, at least one member of our audit committee will always qualify as an audit committee financial expert.

Our principles provide that it is our policy that a majority of the members of the Board be independent from management. For this purpose, the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ corporate governance rules. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee undertakes an annual review of director independence during the first quarter of each year. During this review, the Board considers any and all commercial and charitable relationships of directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review in 2008, the Board affirmatively determined that each of the directors nominated for election at this Annual Meeting, except our Chairman, Mr. Porter, and our President and Chief Executive Officer, Ms. Bouvette, is independent of the Company and its management in that none have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, in accordance with the NASDAQ corporate governance rules.

Code of Ethics

Our Board has adopted the Code of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our directors and employees, including our Chairman, Chief Executive Officer and Chief Financial Officer. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s Chairman, Chief Executive Officer, Chief Financial Officer and PBI Bank’s Chief Financial Officer. The Code of Ethics for CEO and Senior Financial Officers is available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.” We will post any material amendments to, or waivers from, our Code of Ethics for CEO and Senior Financial Officers on our website.

Employees must report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Stock Ownership Guidelines

Our Corporate Governance Guidelines require all non-employee directors to hold at least 1,000 of our shares while serving as a director of the Company. Shares that may be acquired through the exercise of stock options are included in calculating the number of shares of ownership to determine whether this minimum ownership requirement has been met. All directors are expected to be in compliance with the stock ownership guidelines within five years of becoming a director.

Board Structure and Committee Composition

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees will include an audit committee, a compensation committee and a nominating and governance committee. Our committee charters are available on our website at www.pbibank.com under “Investor Relations” and “Corporate Governance.”

Audit Committee

Our audit committee is comprised of Messrs. Hawkins, Monroe and Williams. Our board of directors has determined that Messrs. Hawkins, Monroe and Williams currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. The audit committee assists our board in monitoring the integrity of the financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. Hawkins and Mr. Monroe each qualifies as an audit committee financial expert.

Compensation Committee

Our compensation committee is comprised of Mr. Miller, Mr. Hogan and Ms. Bouvette. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy statement.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Mr. Miller, Mr. Hogan and Mr. Porter. The nominating and governance committee assists our board of directors in promoting our best interests and the best interests of our shareholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the nominating and governance committee identifies individuals qualified to become board members and recommend to our board of directors the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our board.

Meeting Attendance

During 2007, our board of directors met twelve times. All directors attended more than 75 percent of the total number of meetings of the board of directors and the committees on which he or she served. All directors and director nominees are expected to attend each annual meeting of shareholders, unless an emergency prevents them from doing so.

Board Compensation

Compensation of Directors

Each director receives $1,250 for each board meeting attended and $500 for each committee meeting attended. Our executives who serve on the Boards of Directors of Porter Bancorp and PBI Bank are paid the same cash director fees as those paid to non-employee directors. Although paying cash director fees to “inside” executives who serve on Boards of Directors is not the prevalent market practice, it has been the historical practice at Porter Bancorp for many years and constitutes a small portion of affected executive’s total compensation amount. Directors J. Chester Porter, Maria L. Bouvette and David L. Hawkins also serve as directors of PBI Bank. Each bank director receives $500 for each board meeting attended. The directors fees paid to Mr. Porter and Ms. Bouvette are included in the “All Other Compensation” column of the Summary Compensation Table.

In addition to the board and committee fees, non-employee directors are granted an option for shares of common stock on annual basis pursuant to our 2006 Non-Employee Directors Stock Ownership Incentive Plan. The 2006 Directors Plan automatically granted an option for 5,000 shares of common stock to each non-employee director of Porter Bancorp and 1,000 shares of common stock to each non-employee director of PBI Bank on June 1, 2007, the first day of the month after our annual meeting of shareholders. The exercise price is equal to the closing sale price of our shares of common stock as reported on the NASDAQ Global Market on the date of grant. Each option becomes exercisable with respect to one-sixth of the shares of common stock subject to the option on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the option. Each option will expire on the fifth anniversary of the date on which it was granted.

In October 2007, the Compensation Committee recommended and the Board approved, subject to the approval of our shareholders at this Annual Meeting, an amendment to the 2006 Directors Plan that changes the form of incentive award from options to restricted stock grants. See “Proposal No. 2 - Amendment of 2006 Non-Employee Director Stock Ownership Incentive Plan” below. If our shareholders approve this amendment, beginning with the 2008 awards, our non-employee directors will receive restricted stock grants instead of stock options under the plan.

The following table provides information on 2007 compensation for non-employee directors.

Name	Fees Earned or Paid in Cash ($)[1]		Option Awards($) [2]	All Other Compensation ($)		Total ($)
David L. Hawkins	$18,000	[3]	$11,407	$6,000	[8]	$35,407
W. Glenn Hogan	$18,000	[4]	$3,406			21,406
Michael E. Miller	$17,250	[5]	$9,506			26,756
Sidney L. Monroe	$18,000	[6]	$9,506			27,506
Stephen A. Williams	$16,750	[7]	$9,506			26,256

[1]	Each director receives $1,250 for each board meeting attended.

[2]

Each non-employee director received stock option awards with a grant date fair value of $3.51 per share. The options vest over three years and have a life of five years. The table shows the 2007 compensation expense calculated in accordance with SFAS 123(R). As of December 31, 2007, each director had the following aggregated number of options: David L. Hawkins, 12,000; W. Glenn Hogan, 5,000; Michael E. Miller, 10,000; Sidney L. Monroe, 10,000; Stephen A. Williams, 10,000.

[3]	Mr. Hawkins received $3,000 for attendance at Audit Committee meetings during 2007.

[4]	Mr. Hogan received $1,500 for attendance at an Executive Compensation Committee meeting and $1,500 for Nominating and Corporate Governance Committee meetings in 2007.

[5]	Mr. Miller received $2,000 for attendance at Executive Compensation Committee meetings and $1,500 for Nominating and Corporate Governance Committee meetings in 2007.

[6]	Mr. Monroe received $3,000 for attendance at Audit Committee meetings during 2007.

[7]	Mr. Williams received $3,000 for attendance at Audit Committee meetings during 2007.

[8]	Mr. Hawkins received $6,000 in PBI Bank director fees.

STOCK OWNERSHIP OF DIRECTORS, OFFICERS,

AND PRINCIPAL SHAREHOLDERS

The following table shows, as of February 29, 2008, the number and percentage of shares of common stock held by (1) Porter Bancorp’s directors and nominees, (2) each of the named executive officers set forth in the Summary Compensation Table and (3) current directors and named executive officers as a group. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted. Except for our two controlling shareholders, each of whom is a director and an executive officer, we know of no other shareholder who beneficially owns 5% or more of our common stock.

Under SEC rules, a person is deemed to beneficially own any shares as to which the entity or individual has the right to acquire within 60 days of February 29, 2008 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominee
J. Chester Porter[1,2]	2,784,147	36.5%
Maria L. Bouvette[1,3]	2,459,168	32.2
David L. Hawkins[1,4]	6,500	*
W. Glenn Hogan[1,5]	10,833	*
Michael E. Miller[1,6]	4,333	*
Sidney L. Monroe[1,7]	8,255	*
Stephen A. Williams[1,8]	5,333	*
Other Named Executive Officers
David B. Pierce[1,9]	93,167	1.2
C. Bradford Harris[1,10]	5,089	*
Named Executive Officers and Directors as a Group	5,376,825	67.2

*	Represents beneficial ownership of less than 1%

[1]	The business address for these referenced individuals is c/o Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

[2]

Includes 3,922 shares of common stock held by Spencer Access, LLC, of which J. Chester Porter is the sole owner, and 9,805 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[3]	Includes 9,805 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[4]

Includes 1,000 shares that are jointly held with his spouse, 1,500 shares that are held in an individual retirement account and 4,000 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[5]	Includes 833 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[6]	Includes 3,333 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[7]	Includes 3,333 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[8]	Includes 3,333 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[9]	Includes 88,245 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

[10]	Includes 2,000 shares of restricted stock and 2,499 shares of common stock which may be acquired pursuant to stock options that are exercisable within sixty days of February 29, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Our Audit Committee has the responsibility to review and ratify all transactions, other than loans and extensions of credit, between the Company and related parties, including without limitation, fees and commissions for services, purchases or sales of assets, rental arrangements and any other financial arrangement.

As a bank, we are not subject to Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. However, loans must be made:

•	in the ordinary course of our consumer credit business;

•	of a type we generally make available to the public; and

•	on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

We have long-standing policies and procedures governing our extension of credit to related parties in compliance with the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O. All loans to directors and executive officers or their affiliates are approved by the Board of Directors of PBI Bank. As of December 31, 2007, the aggregate amount of all loans outstanding to our executive officers and directors, the executive officers and directors of PBI Bank and the firms and corporations in which they have at least a 10.0% beneficial interest was approximately $1.0 million.

Certain of our officers, directors and principal shareholders and their affiliates and certain of the officers and directors of PBI Bank and their affiliates have had banking transactions with PBI Bank, including investments in certificates of deposit. All such investments have been made, and will continue to be made, only in the ordinary course of business of PBI Bank on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

Management Service Agreements and Loan Participations with Banks Under Common Control

Our chairman, J. Chester Porter and his brother, William G. Porter, each own a 50% interest in Lake Valley Bancorp, Inc., the parent holding company of The Peoples Bank, Taylorsville, Kentucky, located approximately 25 miles southeast of Louisville in Spencer County. J. Chester Porter, William G. Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

Our chairman, J. Chester Porter owns an interest of approximately 36.0% and his brother, William G. Porter, owns an interest of 3.0% in Crossroads Bancorp, Inc., the parent holding company of The Peoples Bank, Mount Washington, Kentucky, located approximately 20 miles south of Louisville in Bullitt County. PBI Bank also has banking offices in Bullitt County. J. Chester Porter and our president and chief executive officer, Maria L. Bouvette, serve as directors of this bank.

We have entered into management services agreements with each of these banks. Each agreement provides that our executives and employees provide management and accounting services to the subject bank, including overall responsibility for establishing and implementing policy and strategic planning. Maria Bouvette also serves as chief financial officer of each of the banks. We received a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2007. We receive a $4,000 monthly fee from The Peoples Bank, Taylorsville and a $2,000 monthly fee from The Peoples Bank, Mount Washington for these services in 2008.

From time to time, these banks may also participate with us in making loans to certain borrowers when our executive officers believe it is mutually beneficial to do so. As of December 31, 2007, we had $6.8 million of participations in real estate loans purchased from, and $17.3 million of participations in real estate loans sold, to these affiliate banks. We believe the terms of our arrangements with these two banks in which J. Chester Porter and William G. Porter have substantial ownership interests are fair and reasonable to us and to the other banks. We have had the terms of our management services agreements with these banks reviewed by an independent accounting firm from time to time. The terms of these arrangements will also be subject to ongoing review by the independent directors on our audit committee.

Other Transactions in Which Related Parties Have an Interest

Our chairman, J. Chester Porter is the owner of Porter & Associates, a law firm that we retained during our last fiscal year and will retain in the future. We paid $209,100 to Porter & Associates for legal services provided during 2007. In addition, Porter & Associates received fees from borrowers for its representation of PBI Bank in connection with loan closings.

Keith Griffee, the son-in-law of J. Chester Porter, is PBI Bank’s President of the Bullitt County Market and was paid an aggregate salary, bonus and taxable perquisites of $89,300 during 2007.

Jennifer E. Porter, Mr. Porter’s daughter and Mr. Griffee’s wife, serves as an advisory director of our Bullitt County banking office. Jack C. Porter, Mr. Porter’s son, serves as a member of the senior loan committee of PBI Bank and as an advisory director of our Bullitt County banking office. Albert J. Bouvette, brother of our president and chief executive officer, Maria L. Bouvette, is an employee of PBI Bank’s information technology department. None of these individuals received compensation in excess of $60,000 for their services in such capacities during 2007.

In 1994, J. Chester Porter and Maria L. Bouvette issued a promissory note to David L. Hawkins, a director and chairman of our audit committee, in the principal amount of $506,315.79 as part of the consideration paid to Mr. Hawkins in connection with the acquisition of Pioneer Bank by a predecessor of our company. The promissory note bears interest at the prime rate plus 1% per annum (currently 6.25%) and payments of interest only are due quarterly. The loan is secured by a mortgage on real estate. The original term of the note has been extended from January 1, 2007 to January 1, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10 percent beneficial owners, referred to as “reporting persons,” are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the us, we believe that during 2007 all reporting persons complied with the filing requirements of Section 16(a), except that the automatic grants of stock options on June 1, 2007 by David L. Hawkins, W. Glenn Hogan, Michael E. Miller, Sidney L. Monroe and Stephen A. Williams were filed on Form 4s on June 12, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Porter Bancorp completed its initial public offering on September 21, 2006. Until that time, we had operated as a closely held bank holding company controlled by our two principal shareholders, J. Chester Porter, our Chairman, and Maria L. Bouvette, our President and Chief Executive Officer. As such, Mr. Porter and Ms. Bouvette determined the compensation paid in 2006 to our executive officers.

Mr. Porter and Ms. Bouvette together beneficially owned 66.7% of our outstanding shares as of February 29, 2008. By virtue of the voting control of Mr. Porter and Ms. Bouvette, we are a “controlled company” within the meaning of the NASDAQ corporate governance rules. Among other things, a controlled company may elect not to comply with certain NASDAQ corporate governance rules, including the requirement that decisions regarding the compensation paid to executive officers must be made either by a compensation committee composed entirely of independent directors or by a majority of the independent directors.

Beginning with our 2007 fiscal year, the Compensation Committee of our Board of Directors assumed the responsibility for developing specific policies regarding compensation of our executive officers, as well as evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs implementing and administering all aspects of our benefit and compensation plans and programs. Our compensation committee is comprised of Mr. Miller, Mr. Hogan and Ms. Bouvette. Our board of directors has determined that Mr. Miller and Mr. Hogan currently meet the independence requirements of the NASDAQ corporate governance rules and relevant federal securities laws and regulations. We rely on our controlled company status to have Ms. Bouvette serve on our compensation committee. As a practical matter, our controlled company status also gives Mr. Porter and Ms. Bouvette the ability to assert significant influence over executive compensation decisions.

Executive Compensation Philosophy and Objectives

Our philosophy for executive compensation is to attract, retain and reward excellent executives and align their interests with the interests of our shareholders. To promote this philosophy, we have established the following objectives:

•

provide fair and competitive compensation to executives, based on their performance and contributions to our company, that will attract, motivate and retain individuals that will enable our company to successfully compete with other financial institutions in our markets;

•

provide incentives that reward executives for attaining predetermined objectives that promote and reward individual performance, company financial performance, achievement of strategic goals and company stock performance;

•	instill in our executives a long-term commitment and a sense of ownership through the use of equity-based compensation; and

•	ensure that the interests of our executives are aligned with our shareholders’ interests.

Executive Compensation Components

Our compensation program is comprised of three components:

•	Base salary that is competitive with levels paid by comparable financial institutions;

•	Annual incentive cash payments based on the attainment of targeted performance goals; and

•	Equity-based compensation, consisting of stock options and restricted stock, based on the attainment of targeted performance goals.

Because 2007 was the first year that our executive compensation programs and policies became the primary responsibility of the Compensation Committee, the Committee conducted an evaluation of how our compensation levels compared to the compensation of peer institutions to determine the overall reasonableness of the compensation awarded. The Committee considered publicly available data for 2005 regarding annual compensation and total compensation paid to comparable executives of two national peer groups and a Kentucky peer group. The publicly available data showed annual compensation, which included base salary, annual bonus and other annual compensation and total compensation, which included annual compensation plus, restricted stock awards, performance units and other compensation paid due to long-term incentive plans. The peer groups were: (i) the 53 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 62 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of 15% or greater and (iii) the five other publicly traded financial institutions headquartered in Kentucky with total assets ranging from $800 million to $3 billion. As of December 31, 2006, we had total assets of $1.1 billion and our return on average equity for 2006 was approximately 17.2%.

For Mr. Porter and Ms. Bouvette, who are controlling shareholders as well as our most senior executives, the Committee evaluated data on the chief executive officer compensation of the three peer groups. For Mr. Pierce, the Committee evaluated peer group data on the COO and CFO compensation because Mr. Pierce’s duties in our organization include responsibilities typically undertaken by a chief operating officer as well as a chief financial officer. The peer group compensation data which we used in our analysis was included in our 2007 Proxy Statement.

After its evaluation of the comparative peer group compensation data, the Committee concluded that total compensation that was to be paid in 2007 was reasonable relative to the compensation paid to comparable executives of the three peer groups.

During 2007, the Committee revised the executive compensation plan in an effort to provide a compensation package that is driven by our overall financial performance and is competitive with the public and non-public financial institutions in our market to enable us to attract and retain executives who we believe are critical to our future success. The primary change was to establish a range of percentages of total compensation for each of the three components set forth above. For each of our executives, base salary will constitute between 50% and 70% of each executive’s total compensation, cash incentives will constitute between 10% and 20% of each executive’s total compensation and equity based compensation will constitute between 20% and 30% of each executive’s total compensation. The Committee will establish the target percentage of compensation for each of the three components at the beginning of each year.

Base Salary. When establishing base salaries for our executives, we consider the scope of executive responsibilities and publicly available information concerning the compensation paid to executives with similar levels of responsibility by other comparable public and non-public financial institutions in our market. Thereafter, our practice has been to increase base salaries by between 3% and 5% annually to account for a cost of living adjustment, considering an individual executive’s performance when determining the percentage within the range. For 2008, we largely used this same process for evaluating base salaries for all of our executives, including the named executives. The Committee also reviewed 2006 publicly available national peer group data, the most recent data available, to ensure that our base salaries, which total compensation is derived from, were competitive with comparable financial institutions. The publicly available data showed annual compensation, which included base salary, annual bonus and other annual compensation and total compensation, which included annual compensation plus, restricted stock awards, performance units and other compensation paid due to long-term incentive plans. The peer groups were: (i) the 54 financial institutions in the Midwest with assets of $1 billion to $5 billion, (ii) the 52 financial institutions nationwide with assets of $1 billion to $5 billion and a ROAE of between 12.50% and 14.99%. As of December 31, 2007, we had total assets of approximately $1.5 billion and our return on average equity for 2007 was approximately 12.4%.

For 2008, the Committee evaluated data on the chief executive officer compensation of the two peer groups for Mr. Porter and Ms. Bouvette and the Committee evaluated data on the COO and CFO compensation of the two peer groups for Mr. Pierce. In 2007, our corporate general counsel and executive vice president, C. Bradford Harris, was added as a named executive. The Committee evaluated data on the chief credit officer compensation of the two peer groups for Mr. Harris because his level on the organization chart is the most comparable to the chief credit officer in the public information that was available.

The following table shows the average annual compensation for 2006 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Annual Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Annual Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 12.50% and 14.99%
CEO	$402,582	$457,942
CFO	223,173	230,604
COO	409,954	337,342
CCO	174,895	184,392

The following table shows the average total compensation for 2006 paid to chief executive officers, chief financial officers, chief operating officers and chief credit officers of the two peer groups described above:

Position	Average Total Compensation of Midwest Financial Institutions with Assets of $1 billion to $5 billion	Average Total Compensation of Financial Institutions with Assets of $1 billion to $5 billion and ROAE of between 12.50% and 14.99%
CEO	$532,804	$649,500
CFO	264,499	285,248
COO	482,633	474,813
CCO	198,100	261,748

Based on its evaluation of the peer group annual compensation and total compensation data, the Committee determined not to change the 2008 base salaries for Mr. Porter, Ms. Bouvette and Mr. Pierce. Instead, Mr. Porter, Ms. Bouvette and Mr. Pierce can earn additional compensation in the form of restricted stock based on our performance, which is more fully described below. Mr. Harris’ salary was increased from $130,000 in 2007 to $136,500 for 2008.

Cash Incentives. Under our 2007 cash incentive plan, our named executive officers, were able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established performance and risk management objectives. The following table shows the predetermined performance standards and the corresponding cash incentive awards as a percentage of salary that each of the executives was able to earn in 2007:

Objective	Level 1 Goal	Award as Percentage of Salary	Level 2 Goal	Award as Percentage of Salary
Earnings per share	$2.10	3.0%	$2.31	6.0%
Transaction account growth	9.97%	3.0%	10.97%	6.0%
Return on average equity	14.08	1.5%	15.49	6.0%
Efficiency ratio	45.08	1.5%	44.08	3.0%
Net charge-offs to loans	0.15	1.5%	0.10	3.0%
Non-current loans to total loans	1.75	1.5%	1.50	3.0%
Non-performing assets to total assets	1.00	1.5%	0.75	3.0%
Policy compliance	*	1.5%	*	3.0%

Total		15.0%		30.0%

Deductions
Delinquent loans to total loans	>2%	(1.5%)	>2.5%	(3.0%)
Net charge-offs to loans	>.20	(1.5%)	>.25	(1.5%)

The Level 1 targets were generally based on our annual budget at levels we expected, but were not certain, to attain. We believed attainment of the Level 2 targets was considerably more challenging; the higher targets generally involve increases of at least 10% over budgeted amounts.

In 2007, our named executive officers earned bonuses totaling 10.5% of salary. The following table shows the individual bonus targets for our executives attained in 2007:

Objective	Actual	Level 1 Goal	Level 2 Goal	Percent Earned
Earnings per share	$1.86	$2.10	$2.31	0%
Transaction account growth	15.77%	9.97%	10.97%	6.0%
Return on average equity	12.39	14.08	15.49	0
Efficiency ratio	46.97	45.08	44.08	3.0 **
Net charge-offs to loans	0.21	0.15	0.10	0
Non-current loans to total loans	1.82	1.75	1.50	0
Non-performing assets to total assets	1.17	1.00	0.75	0
Policy compliance	*	*	*	3.0

Total				12.0%

Deductions
Delinquent loans to total loans	1.82	>2%	>2.5%	0
Net charge-offs to loans	0.21	>.20	>.25	(1.5%)

Incentive compensation percentage				10.5%

*	Based on a subjective evaluation conducted by our Compensation Committee of our compliance with internal policies and procedures.

**	The Compensation Committee determined to give these executives credit for 3.0% of the bonus for the efficiency ratio on the basis that our efficiency ratio is one of the best among Kentucky peers and in the top 10% of all U.S. banking companies.

In addition, our four named executives can earn a supplemental incentive compensation of up to an additional $2,000 to the extent we achieve our targets for earnings per share and transaction account growth and up to an additional $1,000 to the extent we achieve our targets in each of the other performance criteria listed above. Of the maximum of $10,000 of supplemental incentive compensation, our named executives earned $4,000 in 2007.

For 2008, we have adopted a similar cash incentive plan for the named executive officers with the maximum bonus of 30% of salary. The performance criteria components have been reduced to earnings per share, return on average assets, return on average equity, net interest margin and efficiency. We reduced the performance criteria components to the metrics above because we believe that these are the metrics that (i) drive shareholder value and (ii) are used by our investors to evaluate us. We use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork.

The performance components, except earnings per share, will be measured against our peers’ performance instead of budget, which had been used in 2007. We believe that measuring our performance against our peers is more appropriate because it (i) reduces the subjectivity that may exist in the budgetary process, (ii) takes into consideration changes in business conditions that affect the entire industry over the year and (iii) provides an incentive for our executives to try to outperform our peers on a relative basis. Our peer group includes:

•	Bank of Kentucky Financial Corporation

•	Community Bank Shares of Indiana, Inc.

•	Community Trust Bancorp, Inc.

•	Farmers Capital Bank Corporation

•	First Financial Service Corporation

•	Integra Bank Corporation

•	Republic Bancorp, Inc.

•	S.Y. Bancorp, Inc.

The peer group, which consists of publicly traded bank holding companies of comparable size that compete in our markets, was selected by management and the Compensation Committee, upon consultation with our financial advisors regarding investor perception of our market. Earnings per share will be measured against our prior year performance because we believe that the measurement of earnings per share over a one-year period is one of the most prevalent metrics for bank performance in the marketplace. We also believe that this metric will further align the incentives of our management with shareholders by providing an incentive for executives to try to exceed our prior year’s performance.

Under our 2008 cash incentive plan, our named executive officers will be able to earn up to a maximum of 30% of their base salary based upon our attainment of pre-established targets for the performance criteria components set forth in the table below. The following table shows the pre-established 2008 targets and the corresponding percentage of salary earned for attaining the target:

Objective	Level 1 Target Goal	Cash award as percentage of Salary	Level 2 Target Goal	Cash award as percentage of Salary
Earnings per share	105% of 2007 EPS	3%	110% of 2007 EPS	6%
Return on average assets	100% of peer median	3%	110% of peer median	6%
Return on average equity	100% of peer median	3%	110% of peer median	6%
Net interest margin	100% of peer median	3%	110% of peer median	6%
Efficiency ratio	100% of peer median	3%	110% of peer median	6%

Total		15%		30%

Each named executive officer will also be entitled to a supplemental senior leadership team bonus of up to $5,000 if our earnings per share increases by 10% or more in 2008 from 2007. We expect to award cash bonuses at the end of the first quarter of 2009, after 2008 peer group data becomes available.

Equity-Based Compensation. In February 2006, we established the Porter Bancorp, Inc. 2006 Stock Incentive Plan in anticipation of becoming a public company. We added an equity-based compensation component to give our employees an ownership interest in our company as both a one-time reward and to give them a common interest with our shareholders in the performance of our stock. The 2006 Plan authorizes the issuance of up to 400,000 shares in the form of stock options and restricted stock awards.

On March 1, 2006, we made initial grants of stock options and restricted stock under the 2006 Plan to all of our eligible employees, except Mr. Porter, Ms. Bouvette and Mr. Pierce. To determine the amount of options and restricted stock awards to be initially granted, we established a limit on the total expense of the granting of options and restricted stock for the fiscal year 2006 to be no more than $200,000. The grants of stock options and restricted stock were then allocated among all employees based on seniority and performance as determined by management, with heavier allocations made to senior personnel. The options awarded on March 1, 2006 have an exercise price of $25.50 per share, a five-year term and vest in one-third increments on March 1 of each year, beginning in 2007. The forfeiture restrictions on the shares of restricted stock awarded in 2006 lapse in one-tenth increments on March 1 of each year beginning in 2007. As of December 31, 2007, options to purchase an aggregate of 39,316 shares of our common stock and 41,430 shares of unvested restricted common stock under the 2006 Plan were outstanding.

Following our September 2006 initial public offering, the Compensation Committee assumed the authority to award options and restricted stock awards under the 2006 Plan and to determine the amounts and awards. Although the 2006 Plan authorizes both stock options and restricted stock grants, at this time, the Committee intends to award restricted stock in lieu of stock options because the Committee believes that restricted stock is a better currency to reward our executives and is reflective of current market trends. Stock options also have a less favorable financial impact. Grants of restricted stock are also intended to increase stock ownership by our executives and further align the incentives of our management and shareholders. The shares of restricted stock granted to our executives may not be transferred, and, subject to a few exceptions, will be forfeited if the recipient’s employment with us ends, for a period of up to five years after the grant date. Because of the risk of forfeiture if the recipient’s employment ends before the restrictions have terminated, restricted stock grants also serve as a valuable retention tool.

The Compensation Committee also established a process for determining the amount of restricted stock grant awards to be made each year. The Committee will initially set the maximum dollar value of equity incentive compensation as a percentage of base salary. For 2007, the maximum dollar value of equity incentive compensation as a percentage of base salary was 30%, which we refer to as the “equity goal.” This maximum dollar value assumes we achieve our maximum performance level, which is currently set at 125% of the peer average in each of the four equity incentive components, which are return on average assets, return on average equity, net interest margin and efficiency ratio. As with our cash incentive plan, we use corporate performance measures instead of individual performance measures because our philosophy emphasizes teamwork. The following table provides the reward factors for the two levels of achievement for each of the components for 2007:

Objective	Peer Average	125% of Peer Average
Return on average assets	15%	25%
Return on average equity	15%	25%
Net interest margin	15%	25%
Efficiency ratio	15%	25%

Total	60%	100%

The peer group for the calculation of equity incentive awards is comprised of the same publicly traded bank holding companies used for the cash incentive plan. The following table shows the 2007 Porter Bancorp and peer computations using CORE Data prepared by SNL and the corresponding reward factor awarded:

Objective	Peer Average	125% of Peer Average	Porter Bancorp	Reward Factor
Return on average assets	1.02%	1.27%	1.16%	15%
Return on average equity	11.45%	14.31%	12.33%	15%
Net interest margin	3.65%	4.56%	3.67%	15%
Efficiency ratio	62.66%	50.13%	44.63%	25%

Total				70%

Based on the computations above, the Compensation Committee approved grants of shares of restricted stock equal to 70% of the equity goal (70% of 30% of base salary is equal to 21% of base salary) for each of the named executives. Based on the closing price of $18.5999 on April 11, 2008, the named executive officers were awarded the following shares of restricted stock:

Name	Base Salary	Dollar Value of Restricted Shares	Number of Shares of Restricted Stock Awarded
J. Chester Porter	$350,000	$73,500	3,952
Maria L. Bouvette	350,000	73,500	3,952
David B. Pierce	245,000	51,450	2,766
C. Bradford Harris	130,000	27,300	1,468

In January 2008, the Compensation Committee approved the same formula for calculation of restricted stock awards used in 2008 that was used in 2007. However, as previously discussed, the salaries for Mr. Porter, Ms. Bouvette and Mr. Pierce were not increased for 2008, but each of them will have an opportunity to receive a higher percentage of equity-based compensation compared to our other senior executives. For 2008, each of Mr. Porter, Ms. Bouvette and Mr. Pierce will receive 150% of the achieved equity goal received by our other senior executives in the form of restricted stock. Equity incentive awards are expected to be granted in the second quarter of each year once we receive all of the peer data necessary to make the peer average calculations.

Other Benefits

401(k) Plan. All of our full- and part-time employees, including our named executive officers, are eligible to participate in our 401(k) Plan after 90 days of employment. Subject to certain limitations imposed by federal tax laws, employees may contribute up to 15% of their compensation per year. We contribute a safe-harbor matching contribution equal to 50% of the participants’ first 4% of deferred compensation contribution. At our discretion, we may make an additional contribution each plan year.

Supplemental Executive Retirement Plan. PBI Bank has a Supplemental Executive Retirement Plan to provide additional benefits for certain key officers. David B. Pierce is the only named executive officer that participates in the plan. It is not currently anticipated that any other executives will be added to this plan.

Pursuant to the plan, we are obligated to pay each participant, or his or her beneficiaries, at the participant’s retirement or death, monthly retirement income for 10 years equal to 30% of the participants projected salary. Participants begin to vest in this benefit after five years of service and fully vest after ten years of service. In addition, we must pay benefits if the participant’s employment terminates before retirement age (other than by death or for cause) or if the participant is terminated within three years following a change-in-control. The payment of benefits upon a change-in-control is described under the heading “Potential Payments Upon Termination or Change-In-Control” in the Executive Compensation section. The estimated cost of the plan is being accrued over the period of active employment of the participants. We adopted this plan in 2004. As of December 31, 2007, $537,000 had been accrued as a liability for the plan. The amount charged to operations totaled $180,000 in 2007. In order to provide earnings to offset plan expenses, PBI Bank purchased life insurance on the plan participants. As of December 31, 2007, the cash surrender value of the bank owned life insurance was approximately $9.1 million. Income earned from the cash surrender value of the life insurance totaled $296,000 in 2007.

COMPENSATION COMMITTEE REPORT

Porter Bancorp’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Michael E. Miller, Chairman

Maria L. Bouvette

W. Glenn Hogan

EXECUTIVE COMPENSATION

The following table discloses the compensation received by Porter Bancorp’s chief executive officer, chief financial officer, and the other most highly paid executive officers (all four of these individuals are referred to as the “named executive officers”) during the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1]($)	Option Awards[2]($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5]($)	Total ($)
J. Chester Porter	2007	$350,000	—	—	—	$40,750	—	$36,165	$426,915
Chairman of the Board and General Counsel of Porter Bancorp and PBI Bank	2006	$350,000	—	—	—	$60,750	—	$42,150	$452,900
Maria L. Bouvette	2007	$350,000	—	—	—	$40,750	—	$37,002	$427,752
President and CEO of Porter Bancorp and PBI Bank	2006	$350,000	—	—	—	$60,750	—	$39,052	$450,127
David B. Pierce	2007	$245,000	—	—	—	$29,725	$46,073	$39,546	$360,344
Chief Financial Officer of Porter Bancorp and Chief Strategic Officer of PBI Bank	2006	$245,000	—	—	—	$43,425	$43,378	$39,052	$370,855
C. Bradford Harris	2007	$130,000	—	—	—	$17,650	—	$13,694	$161,344
Executive Vice President and Corporate General Counsel of Porter Bancorp

[1]	No stock awards were granted to named executive officers during the fiscal year ended December 31, 2007.

[2]	No option awards were granted to named executive officers during the fiscal year ended December 31, 2007.

[3]

The amounts reflect the cash awards paid to the named executives in January 2008 under the Cash Incentive Plan, which is discussed in further detail under the heading “Cash Incentives,” under “Executive Compensation Components.”

[4]

The amounts reflect the increase in the present value of Supplemental Executive Retirement Benefit accrual from 2006 to 2007 for the named executive officer’s benefit. Please see Pension Benefits table for explanation of benefit and disclosure of present value of accumulated benefit as of December 31, 2007.

[5]	All other compensation for the named executive officers is set forth below.

Name	Vehicle Allowance	401(k) Matching Contribution	401(k) Annual Profit Sharing Contribution	Premiums Paid for Life Insurance For Benefit of Employee	Director Fees	Total Other Compensation
J. Chester Porter	$10,589	$4,500	$6,076		15,000	$36,165
Maria L. Bouvette	$12,426	$3,500	$6,076		15,000	$37,002
David B. Pierce	$10,589	$4,500	$6,076	$12,381	6,000	$39,546
C. Bradford Harris	$7,800	$2,383	$3,511			$13,694

Grants of Plan-Based Awards

No stock or option awards were granted to named executive officers in 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options[1](#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
J. Chester Porter	9,805	[1]	—		—	28.05	03/15/2010	—		—		—	—
Maria L. Bouvette	9,805	[1]	—		—	28.05	03/15/2010	—		—		—	—
David B. Pierce	88,245	[1]	—		—	25.50	03/15/2010	—		—		—	—
C. Bradford Harris	1,666	[2]	3,334	[2]		$22.13	10/19/2011	1,800	[3]	$35,928	[4]	—	—

[1]

The options were issued under the Ascencia Bancorp stock option plan, and all share amounts in the table have been adjusted to reflect the conversion of each option to purchase one share of Ascencia into an option to purchase 0.3922 of a share of our common stock following the merger of Ascencia into our Company as a part of our December 31, 2005 reorganization.

[2]

The options were issued under the Porter Bancorp, Inc. Stock Incentive Plan on October 19, 2006. The options are exercisable as to one-tenth of the underlying shares on each six month anniversary though October 19, 2009.

[3]

These restricted shares were issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on October 19, 2006. Generally, the restrictions as to transferability of the shares will lapse as to 10% of the shares on October 19 of each year through 2017.

[4]	Based on the closing price of $19.96 of our common stock at December 31, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
J. Chester Porter	—	—	—		—
Maria L. Bouvette	—	—	—		—
David B. Pierce	—	—	—		—
C. Bradford Harris	—	—	200	[1]	$4,230	[2]

[1]	One-tenth of the 2,000 restricted shares issued pursuant to the Porter Bancorp, Inc. 2006 Stock Incentive Plan on October 19, 2006 vested on October 19, 2007.

[2]	Based on the closing price of $21.15 of our common stock at October 19, 2007.

Pension Benefits

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the supplemental executive retirement plan adopted by the Bank in July 2004.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits ($) (d) [1]	Payments During Last Fiscal Year ($) (e)
David B. Pierce	Supplemental executive retirement plan	N/A	$146,950	—

[1]

Reports the present value of the obligation to Mr. Pierce upon retirement at age 62 as of the end of the fiscal year. The plan is designed to provide monthly retirement income to Mr. Pierce for ten years equal to 30% of his projected salary at age 62. This projected salary was determined at plan inception. The present value utilizes a discount rate of 6%. The supplemental executive retirement plan is discussed in further detail under the heading “Other Benefits” in the Compensation Disclosure and Analysis section.

Potential Payments upon Termination or Change-in-Control

We have no agreements or understandings with our executive officers that provide for payments upon termination of employment or a change-in-control of our Company, except for the benefits that participants in the Supplemental Executive Retirement Plan, including Mr. Pierce, may receive upon retirement or other terminations of employment. Plan participants will not receive any benefits under the SERP for termination of employment, other than as a result of a change of control, until the year 2009.

Upon a change of control followed within 36 months by the voluntary or involuntary termination of employment, a plan participant will receive a lump sum payment equal to the present value of the obligation such participant would be entitled to receive upon retirement at age 62. A change of control is defined under the Plan as (a) the acquisition of 50% or more of our capital stock, (b) a change in the composition of a majority of our directors or (c) the adoption of a merger, consolidation or reorganization plan by the board of directors in which the Company is not the surviving entity. Under this change of control provision, Mr. Pierce would have received a lump sum payment equal to $493,679 if he had been terminated on December 31, 2007 and a change of control of the Company had occurred within three years prior to such date. The Supplemental Executive Retirement Plan is described in further detail under the heading “Other Benefits” in the Compensation Disclosure and Analysis section.

EQUITY PLAN INFORMATION

The following table provides information about our equity compensation plans as of December 31, 2007.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	284,556	(1)	25.00	362,254	(2)
Equity compensation plans not approved by shareholders	—		—	—

Total	284,556		25.00	362,254

(1)	Includes 192,240 shares of common stock under the 2000 Stock Option Plan of Ascencia Bank, Inc., 39,316 shares of common stock under the Porter Bancorp, Inc. 2006 Stock Incentive Plan and 53,000 shares of common stock under the Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan.

(2)	319,254 of these shares may be issued under our 2006 Stock Incentive Plan as stock options or restricted stock grants and 43,000 of these shares may be issued under our Non-employee Directors Stock Ownership Incentive Plan as stock options or grants of restricted stock.

PROPOSAL NO. 2 - AMENDMENT OF PORTER BANCORP, INC. 2006 NON-EMPLOYEE DIRECTORS STOCK OWNERSHIP INCENTIVE PLAN

Description of the 2006 Directors Plan

On May 15, 2006, our board of directors established the Porter Bancorp, Inc. 2006 Non-Employee Directors Stock Ownership Incentive Plan, which was approved by the holders of our voting common stock on June 8, 2006. The purposes of the 2006 Directors Plan is to advance our interest by providing non-employee directors with an ownership interest in our Company and to enhance our ability to attract and retain persons of outstanding ability to serve as our directors.

The 2006 Directors Plan authorizes the issuance of up to 100,000 shares of our common stock. If an award expires or is terminated, the shares that were subject to the unexercised portion will be available for future awards granted under the 2006 Directors Plan. The number of shares covered by each outstanding award and the exercise price of outstanding options will also be proportionately adjusted for any increase or decrease in the number of our outstanding shares resulting from various changes in our capitalization, such as stock splits or stock dividends.

The 2006 Directors Plan is designed to operate automatically and require minimal administration. Our board of directors is authorized to interpret the 2006 Directors Plan and the respective award agreements executed under the 2006 Directors Plan and to make all other determinations with respect to the 2006 Directors Plan. The 2006 Directors Plan will terminate on the date when all shares available under the plan have been acquired pursuant to the exercise of grants, unless the board of directors terminates the 2006 Directors Plan before that date.

The following table provides information about the compensation paid to our non-employee directors as a group under the 2006 Directors Plan in fiscal year 2007.

Name and Position	Number of Stock Options Granted(1)	Dollar Value(2)
All non-employee directors as a group	26,000	$91,260

(1)	If the amendment to the 2006 Directors Plan is approved by shareholders, directors will not receive any additional stock options in the future.

(2)	Dollar value calculated as of the option grant date using the Black-Scholes option pricing model. The option grant date fair value was $3.51 per share.

The 2006 Directors Plan automatically grants an option for 5,000 shares of common stock to each non-employee director of Porter Bancorp and 1,000 shares of common stock to each non-employee director of PBI Bank on the first day of the month after our annual meeting of shareholders. Each option becomes exercisable with respect to one-sixth of the shares of common stock subject to the option on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the option. Each option will expire on the fifth anniversary of the date on which it was granted.

If a director ceases to be a member of the board of directors for any reason other than death or disability, the director may exercise any options exercisable on the date of the director’s termination of service until the earlier of 90 days following the termination or the last day of the term of the options. If a director ceases to be a member of the board of directors by reason of death or disability, the director (or the director’s personal representative) may exercise any options exercisable on the date of the director’s termination of service until the earlier of one year after the termination or the last day of the term of the options.

In the event of a change in control, the 2006 Directors Plan provides that options granted under the plan become exercisable in full, whether or not exercisable at that time. If a change of control occurs, a director will be entitled to receive, in lieu of the exercise of an option, a cash payment in an amount equal to the difference between the aggregate exercise price and in the case of a tender offer or exchange offer, the final offer price paid per share, multiplied by the number of shares subject to the option; or, in the case of any other change of control, the aggregate fair market value of the shares covered by the shares.

An option granted under the 2006 Directors Plan is not transferable by the grantee other than to family members, a trust for the benefit of immediate family members, a partnership or limited liability company in which the director and/or immediate family members are the only partners or members or by will or the laws of descent and distribution, and can be exercised during the award holder’s lifetime only by the grantee or a duly appointed guardian or personal representative or by transferees authorized under the 2006 Directors Plan.

Proposed Amendment of the 2006 Directors Plan

In October 2007, the Compensation Committee recommended, and our Board of Directors approved, an amendment to the 2006 Directors Plan that changes the form of incentive award under the plan from options to restricted stock grants. Our Compensation Committee and Board of Directors continue to believe that grants of equity to our non-employee directors are a desirable and useful means of linking the directors’ interests with the interests of our shareholders and are an important part of our compensation for non-employee directors. The Committee and Board have decided, however, that these objectives can be better achieved by the issuance of restricted stock grants because the Committee believes that restricted stock is a better currency to reward our directors and is reflective of current market trends. Stock options also have a less favorable financial impact. Grants of restricted stock are also intended to increase stock ownership by our directors and further align the incentives of our directors and shareholders.

If our shareholders approve the proposed amendment, then our non-employee directors will not receive any additional stock options under the 2006 Directors Plan. Instead, the non-employee directors of Porter Bancorp will be automatically granted 500 restricted shares and the non-employee directors of PBI Bank will be automatically granted 100 restricted shares on the first day of the month after our annual meeting of shareholders, which is on or about June 1, 2008.

Restricted shares are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period. Directors that are granted restricted shares will have all of the same rights as a shareholder, including the right to vote the restricted shares and the right to receive dividends One-sixth of the restricted shares of common stock will vest on each six month anniversary of the date of grant as long as the director is continuing to serve on the board of directors. If a director ceases to serve on the board of directors for any reason, the director will automatically forfeit the unvested portion of the restricted shares.

In the event of a change in control, the restriction on the sale of any unvested restricted shares will end. Under the 2006 Directors Plan, a change in control means (i) the disposal of our business or the business of PBI Bank pursuant to a liquidation, sale of assets or otherwise, (ii) any person, group or entity acquiring or gaining ownership or control of more than 50% of our outstanding shares or the outstanding shares of PBI Bank, other than any trustee or other fiduciary holding shares under any employee benefit plan, or (iii) during any period of two consecutive years, individuals who were our directors at the beginning of that period cease to constitute a majority of the board of directors, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The grant of restricted shares does not result in income for the recipient or in a deduction for us. The recipient of restricted shares recognizes ordinary income and we are entitled to a deduction at the time the restrictions lapse. The amount of income is measured by the fair market value of the shares at the time of lapse. Any dividends paid on restricted shares while subject to restriction is treated as compensation for federal income tax purposes. A recipient of restricted shares may make a Section 83(b) Election to include in income the fair market value of the restricted shares at the time of the award. The election must be made within 30 days of the date of the award. If a Section 83(b) Election is properly made, the holder of the restricted shares will have a capital gain holding period that commences on the date of the award and will not recognize further income when the restrictions lapse. Income recognized upon making the Section 83(b) Election is ordinary income subject to income tax withholding and all applicable payroll taxes. If a recipient of restricted shares makes a Section 83(b) Election and later forfeits the stock, the recipient will not receive any tax deduction to make up for the tax already paid.

Although the number of securities issued in future awards under the 2006 Directors Plan is specified in the plan, the value of future benefits will depend on the market value of shares of common stock on the date the awards are made. Therefore, the specific future benefits to be received by our directors under the 2006 Directors Plan, as proposed to be amended, cannot be determined. The closing price of Porter Bancorp common stock on the NASDAQ global market on June 1, 2007 was $23.01. If the proposed amendment had been in place in 2007, each non-employee director of Porter Bancorp would have received 500 restricted shares with a value of $11,505 and each non-employee director of PBI Bank would have received 100 restricted shares with a value of $2,301 on June 1, 2007. The following table provides information about the 2006 Directors Plan if the proposed amendment had been in effect in fiscal year 2007:

Name and Position	Dollar Value(1)	Number of Shares (1)
All non-employee directors as a group	$59,826	2,600

(1)	Includes 100 restricted shares granted to Mr. Hawkins, a non-employee director of PBI Bank.

The closing price of Porter Bancorp common stock on the NASDAQ global market on April 10, 2008 was $18.60. Assuming the closing price on the grant date is the same, each non-employee director of Porter Bancorp will receive restricted shares with a value of $9,300 and each non-employee director of PBI Bank will receive restricted shares with a value of $1,860.

The proposed amendment will not affect stock options that are outstanding under the 2006 Directors Plan, which will continue in accordance with their terms. In addition, if our shareholders do not approve the proposed amendment, the 2006 Directors Plan will continue without amendment and our non-employee directors will receive stock options under the plan.

The Board of Directors recommends a vote “FOR” the amendment of the 2006 Non-Employee Directors Stock Ownership Incentive Plan

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Engagement of Independent Auditors

At its meeting held on May 17, 2007, the Audit Committee selected Crowe Chizek and Company LLC to serve as Porter Bancorp’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2007. Crowe Chizek and Company LLC or its predecessor has served as Porter Bancorp’s independent registered public accounting firm since the 1988 fiscal year. Crowe Chizek and Company LLC representatives are expected to attend the 2008 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Fees Incurred by Porter Bancorp for Crowe Chizek

The following table presents fees for professional services rendered by Crowe Chizek and Company LLC for the audit of the Corporation’s annual financial statements for 2007 and 2006 and fees billed for audit-related services, tax services, and all other services rendered by Crowe Chizek and Company LLC for 2007 and 2006.

	2007	2006
Audit Fees	$188,117	$206,196
Audit-Related Fees	12,525	281,380
Tax Fees	23,350	86,560
All Other Fees	22,505	3,275

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the company’s financial statements and are not reported under “audit fees”, including fees related to the Company’s initial registration on Form S-1 in 2006 and registrations on Form S-4 and S-8 in 2007; (iii) “tax fees” are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to us or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the NASDAQ corporate governance rules. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” and are more fully described in the Audit Committee charter adopted by the Board of Directors.

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Chizek and Company LLC, Porter Bancorp’s independent registered public accounting firm, to audit the consolidated financial statements in accordance with the United States Generally Accepted Accounting Standards.

In connection with its review of Porter Bancorp’s consolidated financial statements for 2007, the Audit Committee:

•	has reviewed and discussed the audited consolidated financial statements with management;

•	has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and,

•	has approved the audit and non-audit services of the independent registered public accounting firm for 2007.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for 2007 be included in Porter Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

David L. Hawkins, CPA, Chairman

Sidney L. Monroe, CPA

Stephen A Williams

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be brought before Porter Bancorp’s 2009 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Porter Bancorp at the address below no later than December 19, 2008. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2009 Annual Meeting of Shareholders, the proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Porter Bancorp, Inc.

Attn: Corporate Secretary

2500 Eastpoint Parkway

Louisville, Kentucky 40223

If you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Corporate Secretary must receive this notice not later than December 19, 2008. The notice of a proposed director nomination must provide information as required in our bylaws which, in general, require that the notice of a director nomination include your name, address and a representation that you are a shareholder and entitled to vote for directors; the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request made to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of our 2007 Annual Report on Form 10-K is enclosed. Shareholders and prospective investors may request a copy of our 2007 Annual Report on Form 10-K by writing to C. Bradford Harris, Corporate General Counsel, Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223. The Form 10-K is also available from the SEC’s website at www.sec.gov or from our website at www.pbibank.com. Click on “Investor Relations” and “SEC Filings.”

Solicitation of Proxies

Porter Bancorp will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Porter Bancorp by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means.

ANNEX A

PORTER BANCORP, INC.

2006 NON-EMPLOYEE DIRECTORS STOCK OWNERSHIP INCENTIVE PLAN

AS AMENDED MAY 22, 2008

PORTER BANCORP, INC.

AMENDED AND RESTATED

2006 NON-EMPLOYEE DIRECTORS STOCK OWNERSHIP INCENTIVE PLAN

AS AMENDED MAY 22, 2008

ARTICLE 1. PURPOSE.

The purpose of this 2006 Non-employee Directors Stock Ownership Incentive Plan (“Plan”) is to advance the interests of Porter Bancorp, Inc., a Kentucky corporation (“Company”), and its subsidiaries, by providing non-employee directors of the Company and its principal subsidiary, PBI Bank, Inc. with an ownership interest in the Company. The Plan is also intended to enhance the Company’s ability to attract and retain persons of outstanding ability to serve as directors of the Company and the Bank.

ARTICLE 2. DEFINITIONS	AND CONSTRUCTION.

2.1 Definitions. As used in the Plan, the terms defined parenthetically, immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such meanings shall apply equally to both the singular and plural forms of the terms defined):

(a)	“Award” shall mean a grant of Options or of Restricted Stock under Section 5 of the Plan.

(b)	“Award Date” shall mean (i) in 2006, the date on which the Company’s registration statement for an initial public offering of its Shares is declared effective by the Securities and Exchange Commission, and (ii) in subsequent years, the first business day of the first calendar month after the date of the Company’s annual meeting of shareholders.

(c)	“Bank” shall mean PBI Bank, Inc., a wholly owned subsidiary of the Company.

(d)	“Board” shall mean the Board of Directors of the Company or the Bank, as the case may be.

(e)	“Change of Control” means (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding capital stock; (iii) the persons who were members of the Board of the Company immediately before a transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; (iv) the business of the Company is disposed of pursuant to a merger, consolidation, share exchange, sale or other disposition of the Bank, or to a partial or complete liquidation, sale of assets, or otherwise.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, together with any regulations promulgated thereunder.

(g)	“Committee” shall mean the committee described in Section 3.1.

(h)	“Director” shall mean a member of the Board who is not an employee of the Company or any Subsidiary of the Company.

(i)	“Disability” shall mean a physical or mental infirmity that the Committee determines impairs the Director’s ability to perform substantially his or her duties for a period of 180 consecutive days.

(j)	“Effective Date” shall mean the date described in Section 6.1.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l)	“Fair Market Value” of the Shares shall mean, as of any Award Date, the closing sale price of the Shares as reported on the NASDAQ National Market, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the NASDAQ National Market, the Fair Market Value of the Shares as of an Award Date shall be determined by such method as shall be determined in good faith by the Committee.

(m)	“Option” shall mean an option to purchase Shares granted pursuant to Article 5.

(n)	“Optionee” shall mean a person to whom an option has been granted under the Plan.

(o)	“Option Agreement” shall mean an agreement evidencing the grant of an Option, as described in Section 5.2.

(p)	“Option Exercise Price” shall mean the purchase price per Share subject to an Option, which shall be (i) with respect to the Awards made on the first Award Date, the price at which Shares are sold to investors in the Company’s initial public offering of Shares and (ii) thereafter, the Fair Market Value of the Share on the Award Date.

(q)	“Person” shall have the meaning ascribed to such term in Section 3(a) (9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(r)	“Plan” shall mean this Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Incentive Plan as the same may be amended from time to time.

(s)	“Shares” shall mean the Company’s Common Shares.

(t)	“Subsidiary” shall mean, with respect to any company, any corporation or other Person of which a majority of its voting power, equity securities, or equity interest is owned directly or indirectly by such company.

(u)	“Withholding Taxes” shall mean all federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to any option exercise, if any.

(v)	“Restriction Period” shall mean the period of time from the Grant Date of a restricted Stock Award to the date when the restrictions placed on the Award in the Award Agreement lapse.

(w)	“Restricted Stock Award” or “Restricted Stock” shall mean Stock which is granted under Section 5 of the Plan, subject to a Restriction Period and/or condition which, if not satisfied, may result in the complete or partial forfeiture of such Stock.

2.2 Gender and Number. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3. ADMINISTRATION.

3.1 The Committee. The Plan is designed to operate automatically and not require administration. However, to the extent administration is required, it shall be provided by the Board of Directors of the Company (the “Committee”).

3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority to:

(a)	construe and interpret the Plan and any agreement or instrument entered into under the Plan; and

(b)	establish, amend and rescind rules and regulations for the Plan’s administration.

To the extent permitted by law, Rule 16b-3 promulgated under the Exchange Act, and the rules of the NASDAQ Stock Market, the Committee may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding on all Persons, including the Company, the Directors and their estates and beneficiaries.

3.4 Section 16 Compliance. It is the intention of the Company that the Plan and the administration of the Plan comply in all respects with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with Section 16 of the Exchange Act, the provision or aspect of administration shall be null and void to the extent permitted by law and deemed advisable by the Committee. In all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

3.5 Section 409A Compliance. It is the intention of the Company that the Plan not be subject to Section 409A of the Code and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, would be found to subject the Plan to Section 409A of the Code, the provision or aspect of administration shall be null and void to the extent permitted by law and deemed advisable by the Committee. In all events the Plan shall be construed in favor of its meeting the requirements of Section 409A of the Code.

ARTICLE 4. SHARES	AVAILABLE UNDER THE PLAN.

4.1 Number of Shares. Subject to adjustment as provided in Section 4.2, the number of Shares reserved for issuance upon the exercise of options is 100,000 Shares. Any Shares issued under the Plan will consist of authorized and unissued Shares. If and to the extent options shall expire or terminate for any reason without having been exercised in full, the Shares associated with such Awards to the extent not fully exercised shall again become available for Awards under the Plan.

4.2 Adjustments in Authorized Shares and Outstanding Awards. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, stock split, reverse stock split, cash dividend, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights or debentures, or other change in the corporate structure of the Company affecting the Shares, the Committee may substitute or adjust the total number and class of Shares or other stock or securities that may be issued under the Plan, and the number, class and/or price of Shares. or other stock or securities subject to outstanding Awards, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Directors and to preserve, without exceeding, the value of any outstanding Awards; and further provided, that the number of Shares or other stock or securities subject to any Award shall always be a whole number.

ARTICLE 5. AWARDS.

5.1 Automatic Grant of Awards.

(a)	Subject to the terms and provisions of the Plan, on each Award Date on or after this Amendment is effective: (a) each Director of the Company shall automatically receive a Restricted Stock Award of 500 Shares, and (b) each Director of the Bank shall automatically receive a Restricted Stock Award of 100 Shares. The Company shall issue, in the name of each Director who is granted a Restricted Stock Award hereunder, a certificate for the shares of Stock granted in the Award (subject to Section 5.7), as soon as practicable after the grant date. The Company shall hold such certificates for the Director’s benefit until the Restriction Period lapses or the Restricted Stock is forfeited to the Company in accordance with the Award Agreement. Before the Restriction Period lapses, Section 5.7 shall apply.

(b)	On each Award Date prior to this Amendment becoming effective: (a) each Director of the Company automatically received an option to purchase 5,000 Shares, and (b) each Director of the Bank automatically received an option to purchase 1,000 Shares. The options granted under the Plan are not intended to qualify as incentive stock options within” the meaning of Section 422 of the Code.

5.2 Vesting in Awards.

(a)	Restricted Stock Awards. Subject to Section and 5.7, the Restriction Period for each Restricted Stock Award shall end, and the Award shall vest, with respect to one-sixth of the Restricted Stock Awarded on each six month anniversary of the Award Date; provided, however, that the Director continues to serve as a member of the Board as of such dates. When a Director ceases to serve as a member of the Board for any reason, the Director shall forfeit all shares of Restricted Stock which have not yet vested pursuant to the preceding sentence.

(b)	Options. Subject to Sections 5.4 and 5.7, each Option shall vest and become exercisable with respect to one-sixth of the Shares subject thereto on each six month anniversary of the Award Date; provided, however, that the Director continues to serve as a member of the Board as of such dates. If a Director ceases to serve as a member of the Board for any reason, the Director shall have no rights with respect to that portion of an option which is not then vested pursuant to the preceding sentence and the Director shall automatically forfeit that portion of the Option that remains unvested.

5.3 Award Agreement. Each Award shall be evidenced by an Award Agreement that is an Option Agreement or a Restricted Stock Agreement, as appropriate. Each Option Agreement shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option relates and such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the timing of Awards, including provisions dealing with exercisability, forfeiture or termination of such Awards. Each Restricted Stock Award Agreement shall reflect the number of shares awarded, the grant date, and such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Committee; provided, however, that such terms shall not vary the timing or vesting of Awards.

5.4 Duration of Options. Subject to Section 5.6, each Option shall expire on the fifth (5th) anniversary of the Award Date on which it was granted.

5.5 Method of Option Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Option Agreement pursuant to which the Option was granted. Shares purchased pursuant to the exercise of an option shall be paid in full upon such exercise by any one or a combination of the following: (i) in cash; (ii) in Shares owned by the Optionee (or jointly by the Optionee and his or her spouse) for at least six months evidenced by negotiable certificates or by a written attestation of ownership and consent to issuance, in satisfaction of the Option or portion thereof being exercised, of only the net Shares (those equal in value to the difference between the Option Exercise Price and the then Fair Market Value); (iii) by a written election to have the Company retain that number of Shares subject to the Option having an aggregate Fair Market Value equal to the aggregate Option Exercise Price; or (iv) by any combination thereof. The written notice pursuant to this Section 5.5 may also provide instructions from the Optionee to the Company that upon receipt of the purchase price in cash from the Optionee’s broker or dealer, designated as such on the written notice, in payment for any Shares purchased pursuant to the exercise of an Option, the Company shall issue such Shares directly to the designated broker or dealer. Any Shares transferred to the Company or withheld as payment of the Option Exercise Price shall be valued at their Fair Market Value on the date preceding the date of exercise. If requested by the Committee, the Optionee shall deliver the Option Agreement evidencing the option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Option Agreement to the Optionee. No fractional shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

5.6 Exercise of Options Following Termination of Director Relationship. If a Director for any reason other than death or Disability shall cease to be a member of the Board, the outstanding Options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time before the earlier of the expiration date of the options or the date that is ninety (90) days after the date on which such Director ceases to be a member of the Board. If a Director shall cease to be a member of the Board by reason of death or Disability, the outstanding options of such Director (or portions thereof) that are vested and exercisable as of the date the Director so ceased to be a member of the Board may be exercised by such Director at any time before the earlier of the expiration date of the Options or the date that is the first anniversary of the Director’s death or Disability. Options may be exercised as provided in this Section 5.6 (x) in the event of the death of a Director, by the person or persons to whom rights pass by will or by the laws of descent and distribution, or if appropriate, the legal representative of his estate and (y) in the event of the Disability of a Director, by the Director, or if such Director is incapacitated, by his legal representative.

5.7 Rights With Respect to RestrictedStock.

(a)	Rights and Limitations During Restriction Period. Subject to the terms and conditions of the Award Agreement, a Director to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period and to enjoy all other stockholder rights with respect thereto, except that (i) the Company shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period, and (ii) the Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. Any attempt by a Director to sell, transfer, pledge, assign or otherwise dispose of Restricted Stock shall cause immediate forfeiture of the Award.

(b)	Effect of Termination of Director Relationship. Unless otherwise provided in the Award Agreement, in the event a Director ceases to be a member of the Board during the Restriction Period for any reason, the Director’s rights to the Stock subject to the Restricted Stock Award shall be forfeited and all such Stock shall immediately be surrendered to the Company.

(c)	Expiration of Restriction Period. At the expiration of the Restriction Period, the restrictions contained in this Section 5 and in the Award Agreement shall, except as otherwise specifically provided in the Award Agreement, expire and the Company shall delivery any certificates evidencing the Stock to the Director.

(d)	Nontransferability. No Restricted Stock Award shall be transferable other than by will or the laws of descent and distribution until any restrictions applicable to such Award have lapsed and a certificate evidencing the Director’s ownership of the stock free of restrictions has been issued.

5.8 Effect of Change of Control. Notwithstanding anything contained in the Plan or an Award Agreement to the contrary, in the event of a Change of Control, (i) the Restriction Period for all Restricted Stock not yet forfeited shall immediately end; (ii) all options outstanding on the date of such Change of Control shall become immediately and fully exercisable and (iii) an Optionee will be entitled to receive, in lieu of the exercise of any Option or portion of an Option to the extent not yet exercised, a cash payment in an amount equal to the difference between the aggregate Option Exercise Price and (A) in the case of a tender offer or exchange offer, the final offer price paid per Share, multiplied by the number of Shares covered by the Option, or (B) in the case of any other Change of Control, the aggregate Fair Market Value of the Shares covered by the Option. The Company shall pay any cash payment under this Section 5.7 on the 7th day following the occurrence of the Change of Control.

ARTICLE 6. EFFECTIVE	DATE, AMENDMENT, MODIFICATION, AND TERMINATION.

6.1 Effective Date. The Plan shall be effective upon the approval by the affirmative vote of the holders of a majority of the securities of the Company represented in person or by proxy, and entitled to vote, at a meeting of shareholders of the Company at which the Plan is submitted for approval.

6.2 Termination Date. The Plan shall terminate on the earliest to occur of (a) the date when all Shares available under the Plan shall have been acquired pursuant to the exercise of Awards or (b) such other date as the Board may determine in accordance with Section 6.3.

6.3 Amendment, Modification and Termination.

(a)	Except as provided in Section 6.3(b), the Board may, at any time, amend, modify or terminate the Plan.

(b)	Without the approval of shareholders of the Company, no amendment, modification or termination may:

(i)	materially increase the benefits accruing to Directors under the Plan;

(ii)	increase the total number of Shares that may be issued under the Plan, except as provided in Section 4.2; or

(iii)	modify the eligibility or other requirements to receive an Award under the Plan.

6.4 Awards Previously Granted. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award without the written consent of the Optionee.

ARTICLE 7. NON-TRANSFERABILITY.

Except as otherwise provided in this Article 7, no Option shall be transferable by a Director other than by will or the laws of descent and distribution, and an Option shall be exercisable, during the Director’s lifetime, only by the Director (or, in the event of the Director’s legal incapacity or incompetency, the Director’s guardian or legal representative). A Director may transfer all or part of a Nonqualified Stock Option to (i) the Director’s spouse or lineal descendants (“Immediate Family Members”), (ii) trusts for the exclusive benefit of the Director and/or his Immediate Family Members, or (iii) a partnership or limited liability company in which the Director and/or his Immediate Family Members are the only partners or members, as applicable. Such transfer may be made by a Director only if there is no consideration for the transfer, and subsequent transfers of any Option shall be prohibited other than in accordance with this Article 7 and by will or the laws of descent and distribution. Following a transfer of an Option, the Option shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer, and the conditions to exercise of an Option upon Termination of Director Relationship or otherwise provided in this Plan shall be applied with respect to the original Director. However, for purposes of exercising the Option, the term Director shall refer to the transferee. In addition, for purposes of the death benefit provisions of Section 5.6, references to a Director shall be deemed to refer to the transferee, the personal representative of the transferee’s estate, or after final settlement of the transferee’s estate, the successor or successors entitled thereto by law.

ARTICLE 8. NO	RIGHT OF REELECTION.

Neither the Plan nor any action taken under the Plan shall be construed as conferring upon a Director any right to continue as a director of the Company, to be renominated by the Board or to be reelected by the shareholders of the Company.

ARTICLE 9. WITHHOLDING.

Upon the exercise of an Option (a “Taxable Event”), the Optionee shall pay the Withholding Taxes, if any, to the Company before the issuance, or release from escrow, of such Shares. In satisfaction of the obligation to pay any Withholding Taxes to the Company, the Optionee may make a written election (the “Tax Election”) to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes.

ARTICLE 10. INDEMNIFICATION.

No member of the Board or the Committee, nor any officer or employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. All members of the Board, the Committee and each and any officer or employee of the company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

ARTICLE 11. SUCCESSORS.

All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 12. GOVERNING	LAW.

To the extent not preempted by federal law, the Plan, and all agreements under the Plan, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of law rules.

* * * * *

[insert date and Secretary’s initials below to indicate adoption:]

Approved by Board:

Approved by Shareholders:

ANNUAL MEETING OF SHAREHOLDERS OF

PORTER BANCORP, INC.

May 22, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢    20730000000000000000    5                                                                                           052208

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE LISTED DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: Nominees for a term of one year:				2.	AMENDMENT OF PORTER BANCORP, INC. 2006 NON-EMPLOYEE DIRECTORS STOCK OWNERSHIP PLAN. Proposal to amend Porter Bancorp, Inc. 2006 Non-employee Directors Stock Ownership Plan.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O Maria L. Bouvette O David L. Hawkins O W. Glenn Hogan O Michael E. Miller O Sidney L. Monroe O J. Chester Porter O Stephen A. Williams
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF IT.
☐	FOR ALL EXCEPT (See instructions below)

				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED DIRECTORS AND FOR PROPOSAL 2.
				PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                ¢

REVOCABLE PROXY

PORTER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

2500 EASTPOINT PARKWAY

LOUISVILLE, KENTUCKY 40223

May 22, 2008, 9:00 A.M. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PORTER BANCORP, INC.

The undersigned hereby appoints David B. Pierce and C. Bradford Harris attorneys-in-fact and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 22, 2008 at 9:00 a.m. E.D.T., and at any adjournments or postponements of the Annual Meeting, and to vote as specified on the reverse all shares of the Common Stock of Porter Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting.

(Continued and to be signed on the reverse side)

¢	14475	¢